Exhibit 10.12

Ingredion Incorporated

Stock Incentive Plan

2019 Stock Option Award Agreement

Ingredion Incorporated (the “Company”) has granted you a Non-Qualified Stock Option (the “Option”) under the Ingredion Incorporated Stock Incentive Plan (the “Plan”).  The Option grant date, the shares of Company Common Stock (“Shares”) covered by the Option, and the Option exercise price are set forth in the document you have received entitled “Notice of Grant of Stock Option.”  The Notice of Grant of Stock Option and this Stock Option Award Agreement (“Award Agreement”) collectively constitute the Agreement evidencing the Option.  This Award Agreement and the Plan together govern your rights under the Award and the Plan and set forth all of the conditions and limitations affecting such rights.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, except as otherwise provided in the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Grant

1.    Grant Date.  February 9, 2019

2.    Vesting Period.  The Option does not provide you with any rights or interests therein until it vests in accordance with the following:

The Option becomes exercisable in three equal installments on the first three anniversaries of the date of grant (one-third of the Option will vest on February 8, 2020, one-third will vest on February 8,  2021, and the final one-third will vest on February 8,  2022). The Option shall remain exercisable until February 7,  2029.  However, the Option may expire prior to such date if your employment with the Company terminates prior to exercising such Option, as stated in Section 4 of this Award Agreement.

Notwithstanding the effect that Section 5.8(a)(1) of the Plan would otherwise have, unless otherwise determined by the Committee, in the event of a Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act (and, for the avoidance of doubt, not in the event of a Change in Control to which Section 5.8(a)(2) of the Plan applies), the Option shall become immediately exercisable in full as a result of such Change in Control only in the event you also terminate employment with the Company or any of its Subsidiaries or affiliates for Good Reason, or if your employment is terminated by the Company or any of its Subsidiaries or affiliates without Cause, within two years following such Change in Control (the “Protection Period”).  In the event of such Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, there shall be substituted for each share of Common Stock available under the Option (if still outstanding) the number, type and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control.  In the event of any such substitution, the purchase price per share in the case of the Option shall be appropriately adjusted by the Committee (whose determination shall be final, binding and conclusive), such adjustments to be made in the case of the Option without an increase in the aggregate purchase price or base price. For purposes of the foregoing, “Good Reason” shall mean:

(i)    There has occurred a material reduction by the Company, a Subsidiary or affiliate in your base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii)   The Company, a Subsidiary or affiliate, without your written consent, has required you to be relocated anywhere in excess of thirty-five (35) miles from your office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company, a Subsidiary or affiliate to an extent substantially consistent with your business travel obligations immediately before the beginning of the Protection Period; or

(iii)  The Company or a Subsidiary has reduced in any manner which you reasonably consider important your title, job authorities or responsibilities immediately before the beginning of the Protection Period.

You may exercise your right to terminate your employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason.  However, the Company shall have thirty (30) days to “cure,” such that the circumstances constituting such Good Reason are eliminated.  Your employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason.

Your termination of employment within a Protection Period shall be for Good Reason if one of the occurrences specified in this Section 2 shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that you may have other reasons for terminating employment, including employment by another employer which you  desire to accept.

3.    Exercise Procedures.  The Option may be exercised (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanied by payment therefore in full (or arrangement made for such payment to the Company’s satisfaction) either by (A) delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise, (B) delivery (either actual delivery or by attestation procedures established by the Company) of previously acquired Shares that have an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (D) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (E) a combination of (A), (B) and (D), and (ii) by executing such documents as the Company may reasonably request.  Any fraction of a Share which would be required to pay such purchase price shall be paid by you in cash.  Notwithstanding the foregoing, if you are resident or employed outside of the United States, the Company may require payment of the purchase price in a particular or different method of exercise, as it shall determine in its sole discretion.  No shares of Common Stock shall be issued until the full purchase price therefore has been paid (or arrangement made for such payment to the Company’s satisfaction).

4.    Effect of Termination of Employment.

(a)  If you terminate employment with or service to the Company or its Subsidiaries or affiliates (1) by reason of (i) death, or (ii) retirement on or after (A) age 65, (B) age 62 with a minimum of 5  years of employment with or service to the Company or its Subsidiaries or affiliates or (C) age 55 with a minimum of 10 years of employment with or service to the Company or its Subsidiaries or affiliates (in the case of any termination described in (A), (B) or (C), a “Retirement”), or (iii) the occurrence of your Disability Date, or (2) for Good Reason, or if your employment is terminated by the Company or any of its Subsidiaries or affiliates without Cause, within two years following a Change in Control (the “Protection Period”), the Option shall be exercisable for the remainder of the term stated in Section 2 of this Agreement, but only to the extent that the Option was vested and exercisable at the date of such termination of employment, including, without limitation, as a result of the second paragraph of Section 2 of this Agreement.  Notwithstanding the foregoing, in the event of your Retirement on or after February 8, 2020, the Option shall continue to vest in accordance with Section 2 above.

(b)  If your employment with the Company or its Subsidiaries or affiliates is terminated under any circumstance other than as described in Section 4(a) or 4(c), the Option shall remain exercisable to the extent that it was exercisable at the date of your termination of employment, for a period of 90 days following such termination of employment.

(c)  Notwithstanding anything to the contrary contained in this Section 4, if your employment with the Company is terminated by the Company or its Subsidiaries or affiliates for Cause, the Option shall terminate automatically on the effective date of such termination of employment.

5.   Requirements of Law.  The granting of the Option and the issuance of Shares under the Plan shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

6.   Income Tax and Social Insurance Contribution Withholding.  Prior to the issuance or delivery of any Shares, the Company or the Subsidiary or affiliate that employs you (the “Employer”) (if applicable) shall have the right to require you to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Option.  Such obligation shall be satisfied either:

(a)  by the Company (which if you are subject to Section 16 of the Exchange Act is subject to approval by the Committee) by withholding whole Shares which would otherwise be delivered to you, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Option (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to you, in the amount necessary to satisfy any such obligation; or

(b)  by you by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to you, equal to the amount necessary to satisfy any such obligation, (D) a cash payment in the amount necessary to satisfy any such obligation by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C).

Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and you shall pay the remaining amount in cash.

Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any Shares acquired pursuant to the Option and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

7.   Nontransferability.  The Option is not transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures, if any, approved by the Company.  Except to the extent permitted by the foregoing sentence, the Option may be exercised or settled during your lifetime by only  you, your legal representative or a similar person.

8.   Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, an affiliate or Subsidiary or prohibited by law.

9.   No Right to Future Grants; No Right of Employment; Extraordinary Item.  In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past; (c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the grant of the Option is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (g) in the event that you are an employee of an affiliate or Subsidiary of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company or an employment contract with the affiliate or Subsidiary that is your employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) if the underlying Shares do not increase in value, the Option will have no value; (j) if you exercise your Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Option Price; (k) no claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or Shares purchased through exercise of the Option, and you irrevocably release the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; (l) in the event of involuntary termination of your employment, your right to receive Options and vest in Options under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, your right to exercise the Option after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; and (m) if you are resident or employed outside of the United States, neither the Company nor any of its Subsidiaries or affiliates shall be liable for any change in the value of the Option, the amount realized upon exercise of the Option or the amount realized upon a subsequent sale of any Shares, resulting from any fluctuation of the United States Dollar/local currency exchange rate.

10. Employee Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company (and/or the Employer, if applicable) holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or Morgan Stanley Smith Barney LLC, or any successor.  These third party recipients may be located in your country or elsewhere, and the recipient’s country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Corporate Human Resources.

You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Corporate Human Resources.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Corporate Human Resources.

Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will be unable to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

11. Compliance with the Law.  If you are resident or employed outside of the United States, as a condition of the grant of the Option, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different).  In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different).  Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

12. Administration.  This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board or the Committee may adopt for administration of the Plan.

13. Not a Public Offering in Non-U.S. Jurisdictions.  If you are resident or employed outside of the United States, neither the grant of the Option under the Plan nor the issuance of the underlying Shares upon exercise of the Option is intended to be a public offering of securities in your country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.  No employee of the Company is permitted to advise you on whether you should purchase Shares under the Plan or provide you with any legal, tax or financial advice with respect to the grant of the Option. Investment in Shares involves a degree of risk. Before deciding to purchase Shares pursuant to the Option, you should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the Plan or the disposition of them. Further, you should carefully review all of the materials related to the Option and the Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

14. Insider Trading/Market Abuse Laws.  You acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal advisor on this matter.

15. Governing Law.  All questions concerning the construction, validity and interpretation of this Award Agreement and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof.  Any disputes regarding the Option or the Plan shall be brought only in the state or federal courts of the State of Delaware.

16. Severability.  The invalidity or unenforceability of any provision of the Plan or this Award Agreement will not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement will be severable and enforceable to the extent permitted by law.

17. Waiver: You understand that the waiver by the Company with respect to your compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach of such party of a provision of this Award Agreement.

18. Addendum to Award Agreement.  Notwithstanding any provisions of this Award Agreement to the contrary, the Option shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”).  If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of these terms and conditions.

19. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option or other awards granted to you under the Plan by electronic means.  You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

20. English Language.  If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English.  If you have received the Award Agreement, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

21. Additional Requirements.  The Company reserves the right to impose other requirements on the Option, any Shares acquired pursuant to the Option, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Option and the Plan.  Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22. Clawback Policy.  This Award Agreement and the Option are subject to the Company’s Policy on Recoupment of Incentive Compensation and any similar policy or policies that have been or may be adopted by the Company.

Ingredion Incorporated

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Ingredion Incorporated

Addendum to the Stock Option Award Agreement

In addition to the terms of the Plan and the Award Agreement, the Restricted Stock Units are subject to the following additional terms and conditions.  All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Award Agreement.  Pursuant to Section 20 of the Award Agreement, if you transfer your residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate your transfer).

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)

Data Privacy.  If you reside and/or perform services in the EU/EEA, Section 13 of the Award Agreement shall be replaced with the following:

The Company, with its registered address at 5 Westbrook Corporate Center, Westchester, IL 60154, U.S.A., is the controller responsible for the processing of your personal data by the Company and the third parties noted below. You should review the following information regarding the Company’s data processing practices.

(a)    Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personally-identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Restricted Stock Units or any entitlement to shares of Common Stock awarded, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer (“Personal Data”). In granting the Award under the Plan, the Company will collect Personal Data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under this Award Agreement and the Plan and the Company’s legitimate business interests of managing the Plan, administering employee equity awards and complying with its contractual and statutory obligations.

(b)    Stock Plan Administration Service Provider. The Company transfers Personal Data to Morgan Stanley Smith Barney LLC and/or its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan.  In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade shares of Common Stock. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan. The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

(c)    International Data Transfers.  The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. Alternatively, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. Personal Data will be transferred from the EU/EEA to the Company and onward from the Company to any of its service providers based on the EU Standard Contractual Clauses or, if applicable, registration with the EU-U.S. Privacy Shield program. You may request a copy of such appropriate safeguards by contacting your local human resources department.

(d)    Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)    Data Subject Rights. You may have a number of rights under data privacy laws in your country. For example, your rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data.  To receive clarification regarding your rights or to exercise the your rights, you may contact your local human resources department.

ARGENTINA

Securities Law Information.  The Option and any Shares to be issued pursuant to exercise of the Option are offered as a private transaction.  This offering is not subject to supervision by any Argentine governmental authority.

AUSTRALIA

1.          Shareholder Approval Requirement.  Notwithstanding any provision in the Award Agreement to the contrary, you will not be entitled to, and shall not claim, any benefit under the Plan (including, without limitation, a legal right as set forth in Section 4(a) of the Award Agreement) if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.  Further, the Company's affiliate in Australia is under no obligation to seek or obtain the approval of its shareholders for the purpose of overcoming any such limitation or restriction.

2.          Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

BRAZIL

1.          Labor Law Acknowledgment. You agree that (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Award Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the exercise of the Option, if any, is not part of your remuneration from employment.

2.          Compliance with Law.  By accepting the Option, you agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of dividends and/or the sale of Shares acquired under the Plan.

CANADA

1.          Use of Previously Owned Shares.  Notwithstanding any provision in the Award Agreement or the Plan to the contrary, if you are resident in Canada, you may not use previously-owned Shares to pay the purchase price or any Tax-Related Items in connection with the Option.

2.          Securities Law Information.  You acknowledge and agree that you will only sell Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently, the Shares are listed on the New York Stock Exchange.

3.          Use of English Language.  You acknowledge and agree that it is your express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

4.          Data Privacy. The following provision supplements Section 10 of the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any of its Subsidiaries and the Committee or its delegate to disclose and discuss the Plan with their advisors. You further authorize the Company and any of its Subsidiaries to record such information and to keep such information in your employee file.

CHILE

Private Placement.  The following provision shall supplement Section 13 of the Award Agreement:

The grant of the Option hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)   The starting date of the offer will be the Grant Date (as defined in the Award Agreement), and this offer conforms to General Ruling no. 336 of the Chilean Commission for the Financial Market;

b)   The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Commission for the Financial Market, and therefore such securities are not subject to its oversight;

c)   The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Commission for the Financial Market; and

d)   The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)    La fecha de inicio de la oferta será el de la fecha de otorgamiento (o “grant date”, según este término se define en el documento denominado “Award Agreement”) y esta oferta se acoge a la norma de Carácter General n° 336 de la Comisión para el Mercado Financiero Chilena;

b)    La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Comisión para el Mercado Financiero Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

c)    Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en Chile información pública respecto de esos valores; y

d)   Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion:

1.          Exchange Control Approval.  The vesting of the Option is conditioned upon the Company securing all necessary approvals from the China State Administration of Foreign Exchange (“SAFE”) to permit operation of the Plan.

2.          Mandatory Cashless Sell-All Exercise.  Notwithstanding any provision in the Award Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Option shall be limited to mandatory cashless, sell-all exercise.

3.          Limitations on Exercisability Following Termination of Employment.  Notwithstanding any provision in the Agreement or the Plan to the contrary, in the event your employment terminates for any reason, the Option will no longer be exercisable after the earlier of: (i) the period set forth in Section 4 of the Award Agreement; (ii) the last day of the six-month period beginning on the date of termination of employment (or such earlier date as may be required by the Company or the SAFE); and (iii) the Option expiration date.

4.          Exchange Control Restrictions.  You understand and agree that, pursuant to local exchange control requirements, you will be required immediately to repatriate to China the proceeds from the sale of any Shares acquired under the Plan.  You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiaries, and you hereby consent and agree that proceeds from the sale of Shares acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account.  The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account.  If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.  You agree to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to you.  You further agree to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China.  You acknowledge and agree that the processes and requirements set forth herein shall continue to apply following your termination.

5.          Administration.  Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Option in accordance with Chinese law including, without limitation, any applicable

SAFE rules, regulations and requirements.

The above requirements will not apply to non-Chinese nationals, unless otherwise required by the Company or by SAFE.

COLOMBIA

Securities Law Information. The Shares are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the Shares may not be offered to the public in Colombia. Nothing in the Award Agreement should be construed as making a public offer of securities in Colombia.

GERMANY

No country-specific provisions.

JAPAN

No country-specific provisions.

MEXICO

1.          Commercial Relationship.  You expressly recognize that your participation in the Plan and the Company’s grant of the Option do not constitute an employment relationship between you and the Company.  You have been granted the Option as a consequence of the commercial relationship between the Company and the Company’s affiliate in Mexico that employs you, and the Company’s local affiliate in Mexico is your sole employer.  Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan do not establish any rights between you and the Company’s affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s affiliate in Mexico that employs you.

2.          Extraordinary Item of Compensation.  You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Award Agreement and this Addendum.  As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability.  The value of the Option is an extraordinary item of compensation outside the scope of your employment contract, if any.  The Option is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

PAKISTAN

Mandatory Cashless Sell-All Exercise.  Notwithstanding any provision in the Award Agreement or Plan to the contrary, unless and until the Committee determines otherwise, the method of exercise of the Option shall be limited to mandatory cashless, sell-all exercise.

PERU

1.          Labor Law Acknowledgement.   By accepting the grant of the Option, you acknowledge, understand and agree that the Option is being granted ex gratia to you with the purpose of rewarding you.

2.          Securities Law Information.  The grant of the Option is considered a private offering in Peru; therefore, it is not subject to registration.  For more information concerning this offer, please refer to the Plan, the Award Agreement and any other grant documents made available to you by the Company.

SINGAPORE

Securities Law Information.  The grant of the Option under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”).  The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore.  Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply.  You should note that, as a result, the Award is subject to section 257 of the SFA and you will not be able to make: (a) any subsequent sale of the Shares underlying the Award in Singapore; or (b) any offer of such subsequent sale of the Shares subject to the Award in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

SOUTH AFRICA

1.          Exchange Control Obligations.  You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.  As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations.  Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

2.          Securities Law Information and Acceptance of the Option.  Neither the Option nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa.  The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

The Option offer must be finalized on or before the 60th day following the Grant Date.  If you do not want to accept the Option, you must decline the Option no later than the 60th day following the Grant Date.  If you do not decline the Option on or before the 60th day following the Grant Date, you will be deemed to accept the Option.

SOUTH KOREA

Employee Data Privacy.  By accepting the Option:

1.    You agree to the collection, use, processing and transfer of Data as described in Section 10 of the Award Agreement; and

2.    You agree to the processing of your unique identifying information (resident registration number) as described in Section 10 of the Award Agreement.

THAILAND

No country-specific provisions.

UNITED ARAB EMIRATES

Securities Law Information.  The Plan and the Award Agreement are intended for distribution only to certain participants as selected by the Company and must not be delivered to, or relied on by, any other person.  You should conduct your own due diligence on the Company’s shares of Common Stock.  If you do not understand the contents of the Plan and the Award Agreement, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan.  Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

1.          Tax-Related Items.  Without limiting the effect of Section 6 of the Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply.  In the event that you are a director or executive officer of the Company and the income tax is not collected from or paid by you within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable.  You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and the Employer will hold you liable for the amount of any employee NICs due on this additional benefit, which the Company or the Employer may recover from you at any time thereafter by any of the means referred to in Section 6 of the Award Agreement.

2           Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to exercise the Option, whether or not as a result of the termination of your employment with the Company or its Subsidiaries or affiliates for any reason whatsoever (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Option.  Upon the grant of the

Option, you shall be deemed irrevocably to have waived any such entitlement.

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